Exhibit 10.2

EXECUTION COPY

$65,000,000

SECOND LIEN CREDIT AGREEMENT

among

NEW WORLD RESTAURANT GROUP, INC.,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

and

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent

Dated as of January 26, 2006

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES:

5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.22	Inactive Subsidiaries
5.24	Bank Accounts
5.25	Insurance
8.2(f)	Existing Indebtedness
8.3(g)	Existing Liens

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee and Collateral Agreement
E	[Reserved]
F	Form of Exemption Certificate
G	Form of Term Note
H	Form of Closing Certificate
I-1	Form of Legal Opinion of Holme Roberts & Owen LLP
I-2	Form of Legal Opinion of Holme Roberts & Owen LLP (Perfection Opinion)
J	Form of Intercreditor Agreement
K	Form of Subordinated Loan Agreement
L	Form of Subordination Agreement
M	Form of Solvency Certificate

SECOND LIEN CREDIT AGREEMENT, dated as of January 26, 2006, among NEW WORLD RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to refinance (the “Refinancing”) (a) its 13% Senior Notes due 2008 (the “Senior Notes”) in an aggregate outstanding principal amount of approximately $160,000,000 and (b) its credit facilities available under the Loan and Security Agreement, dated as of July 8, 2003, among the Borrower, Manhattan Bagel Company, Inc., Chesapeake Bagel Franchise Corp., Willoughby’s Incorporated, Einstein and Noah Corp., Einstein/Noah Bagel Partners, Inc. and I. & J. Bagel, Inc., as borrowers, the financial institutions party thereto and AmSouth Capital Corp., as administrative agent (as amended, the “Existing Credit Facility”);

WHEREAS, the Borrower has requested that the Lenders make available the credit facility described in this Agreement in order to finance the Refinancing and to pay fees and expenses related to the Refinancing; and

WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition”:  as to any Person, (a) the acquisition of all of the Capital Stock of another Person, (b) the acquisition of all or substantially all of the assets of any other Person or (c) the acquisition of all or substantially all of the assets constituting a business line or division of any other Person.

“Addendum”:  an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Administrative Agent”:  as defined in the preamble to this Agreement.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Lead Arranger and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Initial Borrowing Date, the amount of such Lender’s Term Loan Commitment at such time and (b) thereafter, the then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Second Lien Credit Agreement.

“Applicable Margin”:  (a) 6.75%, in the case of Eurodollar Loans and (b) 5.75%, in the case of Base Rate Loans.

“Approved Fund”:  as defined in Section 11.6(c).

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) and (h) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Authorized Person”:  the president, chief executive officer or chief financial officer and any other officer or employee designated as such by the president, chief executive officer or chief financial officer of the Borrower.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Term Loans the rate of interest applicable to which is based upon the Base Rate.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble to this Agreement.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Term Loans hereunder.

“Business”:  as defined in Section 5.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, without duplication, (i) the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) during such period, in each case, that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries and (ii) Capital Lease Obligations incurred by such Person and its Subsidiaries during such period, provided that (a) the cost of any Investment permitted under Sections 8.8(k) or 8.8(l) shall not constitute a Capital Expenditure by the Borrower or any of its Subsidiaries and (b) Capital Expenditures funded with Reinvestment Deferred Amounts shall not be deemed to be Capital Expenditures.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralized Surety Bonds”:  Indebtedness of the Borrower and its Subsidiaries in respect of surety bonds permitted under Section 8.2(k)(A) to the extent such Indebtedness is cash collateralized with cash or Cash Equivalents subject to a Lien in favor of the holders of such Indebtedness.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one calendar year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”:  the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is January 26, 2006.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Coke Beverage Marketing Agreement”:  the Beverage Marketing Agreement, dated as of December 30, 2004, among the Borrower, The Coca-Cola Company and Odwalla Inc., as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code (and, solely for purposes of Section 412 of the Code, under Section 414(m), (n), and (o) of the Code).

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Term Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Term Loan Commitment.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents but including any “restricted cash” under GAAP) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Long-Term Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans (as defined in the First Lien Credit Agreement) or Swingline Loans (as defined in the First Lien Credit Agreement) to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Term Loans, the First Lien Term Loans and the Subordinated Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or extraordinary losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the employees of the Borrower, (g) reasonable legal, accounting, financing, consulting, advisory and out-of-pocket fees and expenses incurred in connection with the initial consummation of permitted incurrences of Indebtedness by the Borrower or any of its Subsidiaries after the date hereof under Section 8.2(a), 8.2(b), 8.2(c), 8.2(g), 8.2(l) or 8.2(m), issuances of Capital Stock of the Borrower, permitted Dispositions under Sections 8.5(f), 8.5(g) or 8.5(i) and permitted Investments under Sections 8.8(k) or 8.8(l), (h) fees and expenses related to store closures incurred during the first three fiscal years ending after the Initial Borrowing Date and not exceeding $1,000,000 per fiscal year, (i) non-cash charges related to changes in the exposure of the Borrower and its Subsidiaries under Hedge Agreements, (j) reorganization costs, expenses or charges recorded during the fiscal year ended December 31, 2005 not exceeding $1,600,000 in the aggregate (with such amounts to be added back in the quarter (and any four quarter period which includes such quarter) during which the cost, expense or charge was recorded and only the amount recorded during such quarter), (k) cash expenses related to the “Ruskin Moscou Faltischek, P.C. v. New World Restaurant Group, Inc.” litigation in an aggregate amount not to exceed $500,000 (with such expenses to be added back in the quarter (and any four quarter period which includes such quarter) during which such expense is recorded and only the amount recorded during such quarter) and (l) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (l) above), all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,500,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,500,000.

“Consolidated First Lien Debt”: on any date of determination, Consolidated Total Debt as of such date minus the sum of (a) the aggregate outstanding principal amount of Term Loans and Subordinated Loans on such date and (b) the aggregate amount of unsecured Indebtedness on such date.

“Consolidated First Lien Leverage Ratio”: at any time, the ratio of (a) Consolidated First Lien Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered.

“Consolidated Fixed Charge Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period plus Consolidated Lease Expense for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”:  for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness (other than the Excluded Items) of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided that (a) for the purposes of determining Consolidated Interest Expense for the fiscal quarters ending March 31, 2006, June 30, 2006 and September 30, 2006, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after December 31, 2005) multiplied by 4, 2 and 4/3, respectively and (b) the amount of any interest income during such period in respect of “restricted cash” under GAAP shall be deducted in calculating Consolidated Interest Expense for such period.

“Consolidated Lease Expense”:  for any period, the excess of (a) the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP, provided that payments in respect of Capital Lease Obligations shall not be included in this clause (a), over (b) the aggregate amount of rentals paid to the Borrower and its Subsidiaries during such period with respect to leases of real and personal property by the Borrower and its Subsidiaries, and provided further, that Consolidated Lease Expense shall not include any fixed or contingent rentals payable by Persons (other than the Borrower and its Subsidiaries) with respect to leases of real or personal property solely because such rentals are subject to a Guarantee Obligation issued by the Borrower or any of its Subsidiaries unless such Persons shall be in default of their obligations under any such leases or such rentals shall actually be paid by the Borrower and its Subsidiaries.

“Consolidated Leverage Ratio”:  at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, provided, that this clause (b) shall not apply to customary surplus requirements under applicable law related to the payment of dividends.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries as set forth on a consolidated balance sheet of the Borrower at such date in accordance with GAAP, determined on a consolidated basis in accordance with GAAP, excluding (i) the Excluded Items and (ii) items that appear solely in the footnotes thereto.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”:  the directors of the Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Borrower.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”:  a control agreement in favor of the First Lien Administrative Agent and the Administrative Agent having terms and conditions reasonably satisfactory to the Administrative Agent and executed and delivered by the financial institution with whom the relevant account is maintained and the applicable Loan Parties.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  as defined in Section 4.13.

“Disposition”:  with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”:  75%, provided that, to the extent that the Consolidated Leverage Ratio is equal to or less than 2.75 to 1.00 as of the last day of any fiscal year, the ECF Percentage with respect to such fiscal year shall be 50%.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent (or its designee) is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year (other than Consolidated Net Income arising out of any Asset Sale during such fiscal year), (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and (v) cash payments in respect of the net decrease (if any) during such period of outstanding Investments under Sections 8.8(d), (f) and (g), over (b) the sum, without duplication, of (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries during such fiscal year (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period)), (iii) the aggregate amount of all prepayments of Revolving Loans (as defined in the First Lien Credit Agreement) and Swingline Loans (as defined in the First Lien Credit Agreement) during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments (as defined in the First Lien Credit Agreement) and all optional prepayments of the Term Loans and the First Lien Loans during such fiscal year together with any prepayment premium paid in connection therewith, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans, the First Lien Loans and the Subordinated Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) cash payments in respect of the net increase (if any) during such period of outstanding Investments under Sections 8.8(d), (f) and (g) and (viii) cash contributions required by law to be made to, and made to, any Plan during such period.

“Excess Cash Flow Application Date”:  as defined in Section 4.2.

“Excluded Indebtedness”:  all Indebtedness permitted by Section 8.2.

“Excluded Items”: collectively, (i) the Series Z Preferred, (ii) the NJEDA Debt, (iii) the Indebtedness under the Coke Beverage Marketing Agreement and (iv) Cash Collateralized Surety Bonds, provided, that (x) the NJEDA Debt shall constitute an Excluded Item only to the extent cash reserves are maintained exclusively for the purpose of repaying the NJEDA Debt at its maturity and (y) the Coke Beverage Marketing Agreement shall only constitute an Excluded Item to the extent a default shall not have occurred and be continuing thereunder which permits The Coca-Cola Company to terminate such agreement (after giving effect to any applicable cure periods) and to cause the “Advance” or similar advances thereunder to become due and payable unless the parties to the Coke Beverage Marketing Agreement are negotiating in good faith to resolve such default in accordance with the dispute resolution provisions in such agreement (in which case the Coke Beverage Marketing Agreement shall remain an Excluded Item until the parties are no longer engaged in such negotiations in accordance with such provisions).

“Existing Credit Facility”:  as defined in the recitals to this Agreement.

“Facility”:  the Term Loan Commitments and the Term Loans made thereunder.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“First Lien Administrative Agent”: Well Fargo Foothill, Inc. and its successors and assigns.

“First Lien Credit Agreement”: the First Lien Credit Agreement, dated as of January 26, 2006, among the Borrower, the several banks and other financial institutions from time to time parties thereto, and Wells Fargo Foothill, Inc., as administrative agent.

“First Lien Loans”: collectively, the term loans and the revolving loans made under the First Lien Credit Agreement.

“First Lien Obligations”: as defined in the Intercreditor Agreement.

“First Lien Term Loans”: the “Term Loans” as defined in the First Lien Credit Agreement.

 “Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its respective Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”:  as defined in the Intercreditor Agreement.

“Inactive Subsidiaries”: the Subsidiaries listed on Part A of Schedule 5.22.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not outstanding after the later of (i) 60 days after the invoice date or (ii) 30 days after payment is due), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) for the purpose of Section 8.2 and the definition of Replacement Equity only, the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8.2 and Section 9(e) only, all obligations of such Person in respect of Hedge Agreements and (k) other than with respect to Section 9(e), all obligations under the Coke Beverage Marketing Agreement or other similar agreements to the extent such obligations constitute “take-or-pay” arrangements, provided, that for the purposes of this definition, the “principal amount” of the obligations of such Person in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Borrowing Date”:  the first date occurring on or after February 28, 2006 on which all the conditions precedent set forth in Sections 6.1 and 6.2 shall have been satisfied, provided, that such date shall occur no later than 40 days after the Closing Date.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”:  the Intercreditor Agreement to be executed and delivered by the Borrower, each Subsidiary Guarantor, the Administrative Agent and the First Lien Administrative Agent, substantially in the form of Exhibit J.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Base Rate Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under a particular Facility that would extend beyond the date final payment is due on the Term Loans; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 8.8.

“Lead Arranger”:  as defined in the preamble to this Agreement.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”:  this Agreement, the Security Documents and the Notes.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Long-Term Debt”:  as to any Person, all Indebtedness of such Person that matures more than one fiscal year from the date of its creation or matures within one fiscal year from such date but is renewable or extendible, at the option of such Person, to a date more than one fiscal year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one fiscal year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one fiscal year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans, the First Lien Loans and the Subordinated Loans.

“Material Acquisition”:  as defined in the definition of Consolidated EBITDA.

“Material Adverse Effect”:  a material adverse effect on (a) as of the Initial Borrowing Date, the Refinancing, (b) the business, assets, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mortgage”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by any Group Member in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, other consultants’ fees, investment banking or brokerage fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of reserve amounts established by the Borrower or any Subsidiary for liabilities reasonably anticipated in connection with such Asset Sale or Recovery Event so long as such reserve amounts are comprised of segregated cash or Cash Equivalents and will constitute Net Cash Proceeds to the extent such reserve amounts are no longer required to be maintained and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received by any Group

Member from such issuance, contribution or incurrence, net of attorneys’ fees, other consultants’ fees, investment banking or brokerage fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“NJEDA Debt”:  the New Jersey Economic Development Authority Notes in a principal amount (including accrued interest) not to exceed $1,268,000.

“Non-Excluded Taxes”:  as defined in Section 4.10(a).

“Non-U.S. Lender”:  as defined in Section 4.10(d).

“Notes”:  the collective reference to any promissory note evidencing Term Loans.

“Obligations”:  as defined in the Intercreditor Agreement.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 11.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investors”:  the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Refinancing Indebtedness”:  Indebtedness of any Group Member which satisfies each of the following conditions:  (i) to the extent that the Net Cash Proceeds of such Indebtedness are used to prepay the Subordinated Loans (or any other subordinated Indebtedness incurred pursuant to this clause (i)), such Indebtedness shall be subordinated to the Obligations under the Loan Documents on substantially the same terms and conditions as are applicable to the Subordinated Loans or on such other terms as may be approved by the Administrative Agent and the Required Lenders; (ii) the Consolidated Leverage Ratio at such time and after giving effect thereto is equal to or less than 3.25 to 1.00 with respect to any prepayment of Subordinated Loans or any other Indebtedness incurred pursuant to Section 8.2(c); (iii) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness; (iv) the Administrative Agent shall have received a copy of all the documents relating to such Indebtedness at least five days prior to the funding of any such Indebtedness; (v) the terms and conditions of any such Indebtedness shall not be materially more restrictive taken as a whole to the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced as determined in good faith by the Borrower; (vi) in the case of Indebtedness used to refinance Subordinated Loans or any other Indebtedness incurred pursuant to Section 8.2(c), such Indebtedness shall not have a stated final maturity before the maturity date of the Indebtedness being refinanced thereby and shall not be subject to any amortization or required repurchase or redemption obligations on or prior to such date; (vii) the Net Cash Proceeds of such Indebtedness are concurrently applied to the prepayment of the

Indebtedness to be refinanced with such Net Cash Proceeds; and (viii) the Administrative Agent shall have received a certificate of a Responsible Officer certifying compliance with the conditions set forth in this definition (and attaching reasonable detailed supporting calculations and other information reasonably required by the Administrative Agent).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pre-Funding Date”:  as defined in Section 2.2.

“Pro Forma Balance Sheet”:  as defined in Section 5.1(a).

“Projections”:  as defined in Section 7.2(b).

“Properties”:  as defined in Section 5.17(a).

“Property”:  as to any Person, any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock of any Subsidiary of such Person but excluding any Capital Stock of such Person.

“Public Filings”:  the Borrower’s most recent filings on forms 10-K and 10-Q with the SEC since the Closing Date.

 “Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member that yields gross proceeds to any Group Member in excess of $500,000.

“Reference Bank”:  Bank of New York.

“Refinancing”:  as defined in the recitals to this Agreement.

“Register”:  as defined in Section 11.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

 “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or through a Subsidiary) intends and expects to use all or a specified portion of the Net Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrower’s business.

 “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount, provided that to the extent the Borrower or any of its Subsidiaries has entered a binding agreement within six months after such Reinvestment Event to acquire or repair fixed or capital assets useful in the Borrower’s business, the six month period in clause (a) shall be extended for an additional period of six months (or, if earlier, the expiration or termination of such binding agreement).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Equity”:  the collective reference to any Capital Stock issued by the Borrower after the Closing Date, the Net Cash Proceeds of which are used substantially concurrently, after giving effect to any required notice of redemption, to redeem all or a portion of the outstanding Series Z Preferred so long as such Capital Stock consists of either:  (a) preferred stock of the Borrower (not constituting Indebtedness), the terms of which are (i) no less favorable to the Lenders, taken as a whole, than the Series Z Preferred and, in any event, the terms of which do not require cash payment of dividends or mandatory redemption or repurchase thereof prior to the date that is six years and six months after the Closing Date, or (ii) otherwise reasonably satisfactory to the Administrative Agent or (b) common stock of the Borrower.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, ..31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Initial Borrowing Date, the Term Loan Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  as defined in Section 8.6.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Obligations”: as defined in the Intercreditor Agreement.

“Second Lien Qualified Counterparty”: as defined in the Intercreditor Agreement.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, if any, the Intercreditor Agreement, the Subordination Agreement, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party to any Lender under any Loan Document.

“Senior Notes”:  as defined in the recitals hereto.

“Series Z Preferred”:  the 57,000 shares of Series Z Preferred Stock issued by the Borrower, par value $0.001 per share.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person will, as of such date, exceed the amount of all debts of such Person, contingent or otherwise, as of such date, (b) the fair value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: as defined in the Intercreditor Agreement.

“Specified Change of Control”:  the occurrence of a “Merger” or “Change of Control” (or any other defined term having a similar purpose) as defined in the Certificate of Designation for the Series Z Preferred (and any Replacement Equity), provided that a “Specified Change of Control” shall only occur in respect of the Series Z Preferred (and any Replacement Equity) to the extent that (a) any shares of Series Z Preferred (and any Replacement Equity) remain outstanding and (b) the occurrence of a “Merger” or “Change of Control” (or any other defined term having a similar purpose) gives the holder of such shares of Series Z Preferred (and any Replacement Equity) the right to cause such shares to be redeemed or repurchased at the option of such holder.

“Specified Hedge Agreement”: as defined in the Intercreditor Agreement.

“Sponsor”:  Greenlight Capital, Inc. and its Control Investment Affiliates.

“Subordinated Loans”:  the loans made on the Initial Borrowing Date pursuant to the Subordinated Loan Agreement.

“Subordinated Loan Agreement”:  the Subordinated Loan Agreement to be entered into on the Closing Date, substantially in the form of Exhibit K.

“Subordination Agreement”: the Subordination Agreement entered into on the Closing Date, substantially in the form of Exhibit L.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other employees of such corporation, partnership or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, but only if, in the case of this clause (b), such entity is treated as a consolidated subsidiary under GAAP.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.  Inactive Subsidiaries shall not be “Subsidiaries” of the Borrower for purposes of Section 5 (other than Section 5.22), Section 7 or Section 8 (other than Section 8.17).

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than any Foreign Subsidiary or any Inactive Subsidiary.

“Term Lender”:  each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan”:  as defined in Section 2.1.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” under such Lender’s name on such Lender’s Addendum.  The original aggregate amount of the Term Loan Commitments is $65,000,000.

“Term Loan Commitment Period”:  the period from and including the Closing Date to and including the Initial Borrowing Date.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Term Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Updated Projections”:  the updated projections delivered by the Borrower to the Lenders in November 2005 in connection with this Agreement.

“Voidable Transfer”: as defined in Section 11.16.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law or shares held by nominees as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” (when used in the lower case) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f)            References herein to fiscal periods ending on March 31, June 30, September 30 or December 31 during any fiscal year of the Borrower, shall mean the applicable fiscal period of the Borrower ending on or about such date.

SECTION 2.   AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

2.1.          Term Loan Commitments.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Initial Borrowing Date in an amount equal to the amount of the Term Loan Commitment of such Lender, provided that at the end of the last day of the Term Loan Commitment Period, the Term Loan Commitment of each Term Lender, if any, shall automatically be reduced to zero.  The Term Loans shall be made in a single drawing and shall be made on the Initial Borrowing Date.  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2.          Procedure for Term Loan Borrowing.  The Borrower has informed the Administrative Agent, the Lead Arranger and the Lenders that, in the connection with the consummation of the Refinancing, it will require that the Term Loans be made available to it prior to 10 A.M., New York City time, on the Initial Borrowing Date.  In that connection, the Borrower has requested that each Lender make available to the Lead Arranger on the Business Day preceding the anticipated Initial Borrowing Date (such preceding date, the “Pre-Funding Date”) an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender on the Initial Borrowing Date (it being understood that the Lenders in making available such funds to the Lead Arranger shall not be deemed to have made the Term Loans and the Term Loans shall only be made on the Initial Borrowing Date following receipt of the notice referred to in the immediately following sentence, and the satisfaction of the conditions set forth in Section 6.2).  The Borrower shall notify the Lead Arranger and the Administrative Agent of the anticipated Initial Borrowing Date at least two Business Days prior to the occurrence thereof and shall give them a notice specifying (i) the amount and Type of

Term Loans to be borrowed, (ii) the anticipated date of the Initial Borrowing Date and (iii) the respective amounts of each such Type of Term Loan and the respective lengths of the initial Interest Period therefor.  In the event that, on the Business Day following the Pre-Funding Date, the Refinancing is not effected, the Lead Arranger shall return the funds to the Lenders.  In the event that, on the Business Day following the Pre-Funding Date, the conditions set forth in Section 6.2 are satisfied, the Lead Arranger shall make available to the Borrower the aggregate amounts made available to the Lead Arranger by the Term Lenders in immediately available funds in accordance with the irrevocable instructions provided by the Borrower in connection with its notice of borrowing.  As consideration for the Lenders making available their funds on the Pre-Funding Date as contemplated by this Section, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an amount equal to the amount that would have accrued on such amounts had such amounts been used to make Term Loans that are Base Rate Loans under this Agreement on the Pre-Funding Date (assuming such Term Loans were repaid on the Initial Borrowing Date or, if such funds are repaid to the Lenders, on the Business Day on which such funds are repaid to the Lenders).  Interest pursuant to the immediately preceding sentence shall be paid (a) in the event funds are returned to the Lenders as contemplated by this Section on the date such funds are returned and (b) in the event the Refinancing is effected on the Business Day following the Pre-Funding Date, on March 31, 2006.

2.3.          Repayment of Term Loans.  The Term Loan of each Lender shall be repayable in full in a single installment on the date that is six years after the Initial Borrowing Date, provided that, if the Borrower has not, on or prior to March 30, 2009, either (i) extended the mandatory redemption date of the Series Z Preferred to a date that is on or after the date that is six years and six months after the Closing Date or (ii) redeemed all the outstanding Series Z Preferred with the proceeds of an issuance of Replacement Equity, the Borrower shall repay the remaining outstanding balance of the Term Loans on March 30, 2009, provided, that in the event that the mandatory redemption date of the Series Z Preferred is extended after the date hereof, then the reference to March 30, 2009 shall be deemed to be a reference to the date which is one fiscal quarter prior to the then effective mandatory redemption date of the Series Z Preferred (it being understood, for the avoidance of doubt, that, for purposes of this proviso, any extension of the scheduled redemption date of the Series Z Preferred must be effective and not subject to any conditions (which have not been satisfied) or acceleration provisions).

SECTION 3.   [RESERVED]

SECTION 4.   GENERAL PROVISIONS APPLICABLE TO TERM LOANS

4.1.          Optional Prepayments.  (a)  The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part without premium or penalty, except as expressly provided in the last sentence of this Section 4.1(a) upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that, if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Each optional prepayment in respect of the Term Loans on or prior to the second anniversary of the Initial Borrowing Date shall be accompanied by a prepayment premium equal to (i) if such prepayment is made on or prior to the first anniversary of the Initial Borrowing Date, 2% of the principal amount of such prepayment and (ii) if such prepayment is made after the first anniversary of the Initial Borrowing Date and on or prior to the second anniversary of the Initial Borrowing Date, 1% of the principal amount of such prepayment.

4.2.          Mandatory Prepayments and Term Loan Commitment Reductions .  (a)  If any Capital Stock shall be issued by any Group Member (other than (i) any Capital Stock issued to any Group Member or the Permitted Investors, (ii) any Replacement Equity, (iii) so long as (A) the Consolidated Leverage Ratio at such time and after giving effect thereto is equal to or less than 3.25 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom, any issuance of common stock of the Borrower to the extent the Net Cash Proceeds thereof are used to concurrently permanently prepay the Subordinated Loans or any Permitted Refinancing Indebtedness pursuant to Section 8.2(c) or (iv) any issuance of Capital Stock to the extent the Net Cash Proceeds thereof are used to prepay First Lien Term Loans or to permanently reduce the Revolving Commitments (as defined in the First Lien Credit Agreement) pursuant to Section 4.2 of the First Lien Credit Agreement or to permanently repay or reduce the Permitted Refinancing Indebtedness permitted under Section 8.2(b)), or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member or the Permitted Investors), an amount equal to 50% of the Net Cash Proceeds thereof shall be applied on the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans; provided, that, if a Default exists at the time Net Cash Proceeds are received by the Borrower, but such Default is cured before it becomes an Event of Default, such Default shall not operate to prohibit the application of such Net Cash Proceeds as specified in clause (iii) above once such Default has been cured; provided, further, that during the continuance of such Default prior to the time such Default becomes an Event of Default, such Net Cash Proceeds shall be deposited and maintained in a segregated account with the Administrative Agent and shall not be required to be used for the repayment of the Term Loans during such time notwithstanding any provision of this Section 4.2(a) to the contrary.

(b)           If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans.

(c)           If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

(d) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2006, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans, provided that any required prepayment pursuant to this Section 4.2(d) will be reduced to the extent necessary so that, after giving effect to the prepayment (if any) required under this Section 4.2(d), the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries (other than any such cash or Cash Equivalents which are subject to a Lien permitted by Section 8.3 or constitute “restricted cash” in accordance with GAAP) as of the last day of the relevant fiscal year will not be less than $5,000,000.  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) Notwithstanding anything to the contrary in this Agreement, the amount of any mandatory repayment of Term Loans required pursuant to Sections 4.2(a), 4.2(b), 4.2(c) or 4.2(d) of this Agreement shall be reduced by the aggregate amount by which the First Lien Term Loans have been prepaid and/or the Revolving Commitments (as defined in the First Lien Credit Agreement) have been reduced pursuant to Section 4.2 of the First Lien Credit Agreement or loans have been permanently prepaid or commitments permanently reduced with respect to Permitted Refinancing Indebtedness permitted under Section 8.2(b).

4.3.          Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Term Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Term Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4.          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

4.5.          Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i)  If all or a portion of the principal amount of any Term Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Term Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6.          Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Term Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Term Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Term Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Term Loans to Eurodollar Loans.

4.8.          Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Term Loan Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) [Reserved]

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9.          Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and except for any tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A Lender shall be required to submit a certificate as to any additional amounts payable pursuant to this Section, and any such certificate submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.10.        Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a

Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.11.        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Term Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A Lender must provide a certificate as to any amounts payable pursuant to this Section, and any such certificate submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.12.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided, that no such designation shall be required unless such designation can be made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13.        Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Term Loans hereunder (a “Defaulting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have failed to take the actions required to be taken by such Lender under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Term Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14.        Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type of such Term Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans of such Lender, substantially in the form of Exhibit G with appropriate insertions as to date and principal amount.

4.15.        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Term Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5.   REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Term Loans, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1.          Financial Condition.  (a)  The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the loans to be made on the Initial Borrowing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared in good faith and was based upon assumptions which, in light of the circumstances under which they were made, were believed by the Borrower in good faith to be reasonable (it being understood that projections by their nature are inherently uncertain, actual results may differ from projections and such differences may be material) and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at its fiscal quarter ending September 30, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2003 and December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2004, reported on by and accompanied by the report from Grant Thornton LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at its fiscal quarter ending September 30, 2005, and the related unaudited consolidated (i) statements of operations and cash flows for the three-month and year-to-date periods ended on such date and (ii) the statement of stockholders’ equity for the year-to-date period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2004 to and including the date hereof there has been no Disposition by the Borrower and its Subsidiaries of any material part of its business or property.

5.2.          No Change.  Since December 31, 2004, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

5.3.          Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except, individually or in the aggregate, where the failure to be so qualified or in good standing could reasonably not be expected to have, a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.          Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this

Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19.  Each Loan Document has been (or on the Initial Borrowing Date will be) duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, in each case in accordance with the terms hereof, will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

5.6.          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7.          No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8.          Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent failure to have such title in fee simple to, or valid leasehold interest in, such property could not reasonably be expected to have a Material Adverse Effect and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9.          Intellectual Property.  Each Group Member owns, is licensed to use or is otherwise lawfully permitted to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and to the knowledge of the Borrower, the use of such Intellectual

Property by each Group Member does not infringe on the rights of any Person in any material respect.

5.10.        Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be or to the extent the failure to file or pay could not reasonably be expected to have a Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

5.11.        Federal Regulations.  No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12.        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13.        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five- year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied that would reasonably be expected to have a Material Adverse Effect and neither the Borrower nor any Commonly Controlled Entity would become subject to any withdrawal liability under ERISA that would reasonably be expected to have a Material Adverse Effect if the Borrower or any such Commonly Controlled Entity were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

5.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15.        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

5.16.        Use of Proceeds.  The proceeds of the Term Loans shall be used to finance the Refinancing and to pay related fees and expenses, with any excess to be available for general corporate purposes.

5.17.        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement (other than projections) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole in light of the circumstances under which it was provided, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The Updated Projections were prepared based upon good faith estimates and assumptions that, in light of the circumstances under which they were made, were believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.19.        Security Documents.  (a)  Commencing on the Initial Borrowing Date and at all times thereafter, the Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock and Pledged Notes as described in the Guarantee and Collateral Agreement, when stock certificates and promissory notes representing such Pledged Stock and Pledged Notes, respectively, are delivered to the First Lien Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected first priority (or, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor

Agreement), second priority) Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Second Lien Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3).

(b) As of the Closing Date and as of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries owns any real property.

5.20.        Solvency.  Each Loan Party is, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

5.21.        Second Lien Obligations.  The Obligations of the Loan Parties under the Loan Documents constitute Second Lien Obligations (as defined in the Intercreditor Agreement) and “Designated Senior Indebtedness” of the Borrower under and as defined in the Subordination Agreement.  The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Designated Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Subordination Agreement.

5.22.        Inactive Subsidiaries.  No Inactive Subsidiary is (a) engaged in any active business or (b) except as disclosed on Part B of Schedule 5.22, owns any property or assets or has incurred, directly or indirectly, liabilities or obligations in excess of $100,000 in the aggregate.

5.23.        Material Contracts.  All material contracts required to be filed in connection with the Public Filings under applicable Requirements of Law have been filed.

5.24.        Bank Accounts.  Except as set forth on Schedule 5.24, as of the Closing Date, neither the Borrower nor any Subsidiary Guarantor maintains any account (except for accounts the aggregate amount of cash and Cash Equivalents in which do not exceed $1,000,000 in the aggregate and cash and Cash Equivalents subject to Liens permitted under Section 8.3).

5.25.        Insurance.  Schedule 5.25 lists the insurance maintained by the Borrower and the Subsidiary Guarantors as of the Closing Date.

SECTION 6.   CONDITIONS PRECEDENT

6.1.          Conditions to the Closing Date.  The occurrence of the Closing Date and the effectiveness of this Agreement are subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement.  The Administrative Agent and the Lead Arranger shall have received this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date.

(b) First Lien Credit Agreement, Subordinated Loan Agreement and Intercreditor Agreement. The Administrative Agent and the Lead Arranger shall have received satisfactory evidence that (i) the First Lien Credit Agreement shall have been duly executed and delivered by all parties thereto and that the Closing Date has occurred thereunder, (ii) the Subordinated Loan Agreement shall have been duly executed and delivered by all parties thereto and shall have become effective in accordance with its terms, (iii) the Intercreditor Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect and (iv) the Subordination Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect (such satisfaction in each case evidenced by the Administrative Agent’s and the Lead Arranger’s execution of this Agreement).

(c) The Senior Notes.  The Administrative Agent and the Lead Arranger shall have received satisfactory evidence that the Borrower shall have issued on or prior to the Closing Date an irrevocable instruction to the trustee for the Senior Notes directing the trustee to issue an irrevocable notice to the holders of the Senior Notes redeeming the outstanding principal amount of such Senior Notes.

(d) Capital Structure.  The capital and ownership structure of the Borrower and its Subsidiaries shall be reasonably satisfactory to the Administrative Agent and the Lead Arranger after giving effect to the Refinancing (such satisfaction to be evidenced by the Administrative Agent’s and the Lead Arranger’s execution of this Agreement).

(e) Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received the financial statements described in Section 5.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections most recently delivered by the Borrower to the Administrative Agent and the Lead Arranger (such receipt and judgment to be evidenced by each Lender’s execution of this Agreement).

(f) Approvals.  All material governmental and third party approvals necessary in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(g) Lien Searches.  The Administrative Agent and the Lead Arranger shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or to be discharged on or prior to the Initial Borrowing Date pursuant to documentation satisfactory to the Administrative Agent and the Lead Arranger (such satisfaction to be evidenced by the Administrative Agent’s and the Lead Arranger’s execution of this Agreement).

(h) Fees.  The Lenders and the Agents shall have received all fees that are then required to be paid by the Borrower hereunder or previously agreed to in writing by the Borrower and the Agents.

(i) Closing Certificates.  The Administrative Agent and the Lead Arranger shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party (which will include, where applicable, the certificate of designation for the Series Z Preferred) that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(j) PATRIOT Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), in each case if requested by such Lender (such satisfaction to be evidenced by each Lender’s execution of this Agreement).

(k) Coke Contract.  The Administrative Agent and the Lead Arranger shall have received copies of the Coke Beverage Marketing Agreement, together with a certificate of a Responsible Officer of the Borrower certifying such document as being a true, correct, and complete copy thereof.

(l) Legal Opinions.  The Administrative Agent and the Lead Arranger shall have received the following executed legal opinions:

(i)            the legal opinion of Holme Roberts & Owen LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit I-1; and

(ii)           the legal opinion of local counsel in New Jersey and of such other special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

6.2.          Conditions to the Initial Borrowing Date.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior or concurrently with the making of such extension of credit on the Initial Borrowing Date, of the following conditions precedent:

(a) Guarantee and Collateral Agreements.  The Administrative Agent and the Lead Arranger shall have received (i) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (ii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreements, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iii) the First Lien Credit Documents (except to the extent previously delivered pursuant to Section 6.1(b) above).

(b) First Lien Loans.  The Borrower shall have received $80,000,000 in gross cash proceeds from borrowings of the Term Loans (as defined in the First Lien Credit Agreement).

(c) Subordinated Loans.  The Borrower shall have received $24,375,000 in gross proceeds from the Subordinated Loans under the Subordinated Loan Agreement.

(d) Existing Credit Facility.  (i) The Administrative Agent and the Lead Arranger shall have received or shall concurrently receive satisfactory evidence that the Existing Credit Facility shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(e) The Senior Notes.  (i) The Administrative Agent and the Lead Arranger shall have received or shall concurrently receive satisfactory evidence that the redemption price for all Senior Notes outstanding on the Initial Borrowing Date has been irrevocably deposited with the trustee for the Senior Notes and the Borrower shall have discharged its obligations under the related indenture (except for obligations that by the terms thereof survive) and all amounts otherwise due and payable thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(f) Legal Opinions.  The Administrative Agent and the Lead Arranger shall have received the following executed legal opinions:

(i)            the legal opinion of Holme Roberts & Owen LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit I-2; and

(ii)           the legal opinion of local counsel in each of Delaware and New Jersey and of such other special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Pledged Stock; Stock Powers; Pledged Notes.  The First Lien Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) if reasonably requested by the First Lien Administrative Agent, each promissory note (if any) pledged to the First Lien Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case, to be held by the First Lien Administrative Agent as bailee for the benefit of the Secured Parties (subject to the Intercreditor Agreement).

(h) Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent and the Lead Arranger to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(i) Solvency Certificate.  The Administrative Agent and the Lead Arranger shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit M.

(j) Insurance.  The Administrative Agent and the Lead Arranger shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreements.

(k) Fees.  The Lenders and the Agents shall have received all fees that are then required to be paid by the Borrower hereunder or previously agreed to in writing by the Borrower and the Agents, and all expenses which are required to be paid by the Borrower hereunder for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Initial Borrowing Date.  All such amounts will be paid out of proceeds of Term Loans made on the Initial Borrowing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Initial Borrowing Date.

(l) Required Liquidity.  The Administrative Agent shall have received a certificate from the Chief Financial Officer certifying that the sum of (i) the Available Revolving Commitments (as defined in the First Lien Credit Agreement) on the Initial Borrowing Date (after giving effect to the Refinancing) and (ii) the aggregate unrestricted and unencumbered cash and Cash Equivalents of the Borrower and its Subsidiaries is not less than the sum of (x) $6,000,000 less (y) all fees and expenses paid to any Agent or Lender (or any agent or lender in connection with the First Lien Credit Agreement) prior to the Initial Borrowing Date.

6.3.          Additional Conditions to Term Loans.  The agreement of each Lender to make the Term Loans is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material aspects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of such date as if made on and as of such date, except to the extent such representations and warranties related solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material aspects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of such earlier date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Section 6.3 have been satisfied.

SECTION 7.   AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Term Loan Commitments remain in effect or any Term Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1.          Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days (or such earlier date specified for the filing of annual reports on Form 10-K under Section 13 of the Exchange Act) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days (or such earlier date specified for the filing of quarterly reports on Form 10-Q under Section 13 of the Exchange Act) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects (subject to normal year-end audit adjustments and the absence of footnotes, in each case if applicable), and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Information required to be delivered pursuant to this Section 7.1 shall be deemed to have been delivered to the Lenders on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www. nwrgi.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice).  Information required to be delivered pursuant to this Section 7.1 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 11.2.

7.2.          Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property registered in the United States acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(b) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections were prepared in good faith and were based upon assumptions which, in light of the circumstances under which they were made, were believed by the Borrower in good faith to be reasonable at the time made (it being understood that projections by their nature are inherently uncertain, actual results may differ from projections and such differences may be material);

(c) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous fiscal year;

(d) no later than ten Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Series Z Preferred;

(e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

7.3.          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or to the extent failure to pay, discharge or satisfy such obligations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.4.          Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5.          Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.6.          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

7.7.          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, has a reasonable likelihood of being adversely determined and, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8.          Environmental Laws.  (a)  Comply in all material respects with, and take all commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9.          Interest Rate Protection.  In the case of the Borrower, within 90 days after the Initial Borrowing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans and the Subordinated Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10.        Additional Collateral, etc.    (a)  With respect to any property acquired after the Initial Borrowing Date by any Group Member (other than (x) any property described in paragraph (c) or (d) below and any interest in real property, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by or the excess of 65% of stock in any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a first priority security interest (or, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), second priority) in such property (subject to Liens permitted by Section 8.3) and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (or, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), second priority) in such property (subject to Liens permitted by Section 8.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Initial Borrowing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(h) and (y) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a Mortgage, covering such real property, which shall grant to the Administrative Agent for the benefit of the Secured Parties a first priority security interest (or, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), second priority) in such property (subject, in each case, to Liens permitted by Section 8.3), (ii) if requested by the Administrative Agent, provide the relevant Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Initial Borrowing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (or prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), second priority) in the Capital Stock of such new Subsidiary, (ii) deliver to the Administrative Agent (or, prior to the discharge and satisfaction in full of the First Lien Obligations, the First Lien Administrative Agent as bailee) the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (or, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), second priority) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, in the case of the Secured Parties, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit H, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Initial Borrowing Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (or, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), second priority) in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total voting power of the outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent (or, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), the First Lien Administrative Agent as bailee) the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member and take such other action as may be necessary or, in the opinion of the Administrative, desirable to perfect such Administrative Agent security interest therein, and (iii) if requested by the Administrative, deliver to the Administrative legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative.

(e) Within 60 days following the Initial Borrowing Date, cause all cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors to be deposited or maintained in accounts which are subject to Control Agreements (except for accounts the aggregate amount of cash and Cash Equivalents in which do not exceed $1,000,000 in the aggregate and cash and Cash Equivalents subject to Liens permitted under Section 8.3 other than 8.2(b)).

7.11.        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement relating to the Collateral, the Security Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy expressly provided pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Parties may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 8.   NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Term Loan Commitments remain in effect or any Term Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries (or in the case of Section 8.17, Inactive Subsidiaries) to, directly or indirectly:

8.1.          Financial Condition Covenants.  (a)  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2006	5.50 to 1:00
June 30, 2006	5.50 to 1:00
September 30, 2006	5.50 to 1:00
December 31, 2006	5.25 to 1:00

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2007	5.00 to 1:00
June 30, 2007	5.00 to 1:00
September 30, 2007	4.75 to 1:00
December 31, 2007	4.50 to 1:00
March 31, 2008	4.25 to 1:00
June 30, 2008	4.25 to 1:00
September 30, 2008	4.00 to 1:00
December 31, 2008	4.00 to 1:00
March 31, 2009	3.75 to 1:00
June 30, 2009	3.75 to 1:00
September 30, 2009	3.50 to 1:00
December 31, 2009	3.50 to 1:00
March 31, 2010	3.50 to 1:00
June 30, 2010	3.25 to 1:00
September 30, 2010	3.25 to 1:00
December 31, 2010	3.25 to 1:00
March 30, 2011	3.25 to 1:00

(b) Consolidated First Lien Leverage Ratio.  Permit the Consolidated First Lien Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated First Lien Leverage Ratio
March 31, 2006	2.75 to 1:00
June 30, 2006	2.75 to 1:00
September 30, 2006	2.75 to 1:00
December 31, 2006	2.50 to 1:00
March 31, 2007	2.50 to 1:00
June 30, 2007	2.50 to 1:00
September 30, 2007	2.25 to 1:00
December 31, 2007	2.25 to 1:00
March 31, 2008	2.25 to 1:00
June 30, 2008	2.25 to 1:00
September 30, 2008	2.25 to 1:00
December 31, 2008	2.25 to 1:00
March 31, 2009	2.25 to 1:00
June 30, 2009	2.25 to 1:00
September 30, 2009	2.25 to 1:00
December 31, 2009	2.25 to 1:00
March 31, 2010	2.25 to 1:00
June 30, 2010	2.25 to 1:00
September 30, 2010	2.25 to 1:00
December 31, 2010	2.25 to 1:00
March 30, 2011	2.25 to 1:00

(c) Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Fixed Charge Coverage Ratio
March 31, 2006	1.25 to 1:00
June 30, 2006	1.25 to 1:00
September 30, 2006	1.30 to 1:00
December 31, 2006	1.30 to 1:00
March 31, 2007	1.35 to 1:00
June 30, 2007	1.35 to 1:00
September 30, 2007	1.40 to 1:00
December 31, 2007	1.40 to 1:00
March 31, 2008	1.40 to 1:00
June 30, 2008	1.50 to 1:00
September 30, 2008	1.50 to 1:00
December 31, 2008	1.50 to 1:00
March 31, 2009	1.50 to 1:00
June 30, 2009	1.65 to 1:00
September 30, 2009	1.65 to 1:00
December 31, 2009	1.65 to 1:00
March 31, 2010	1.65 to 1:00
June 30, 2010	1.65 to 1:00
September 30, 2010	1.65 to 1:00
December 31, 2010	1.65 to 1:00
March 30, 2011	1.65 to 1:00

8.2.          Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of any Loan Party under the First Lien Credit Agreement or any Permitted Refinancing Indebtedness, provided that the aggregate principal amount of such Indebtedness may not exceed $100,000,000 at any time outstanding or cause the Cap Amount (as defined in the Intercreditor Agreement) to be exceeded and may not be reborrowed after repayment thereof (other than pursuant to revolving commitments which remain in effect);

(c) Indebtedness of the Borrower and the Subsidiary Guarantors under the Subordinated Loan Agreement or any Permitted Refinancing Indebtedness; provided that the aggregate principal amount of such Indebtedness may not exceed $25,000,000 (plus the amount of any accrued or capitalized payment in kind interest) at any time outstanding and may not be reborrowed after repayment thereof;

(d) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any other Foreign Subsidiary and (iv) to the extent permitted by Section 8.8(k), of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor;

(e) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of (i) obligations of the Borrower, any Subsidiary Guarantor and, to the extent permitted by Section 8.8(k), of any Foreign Subsidiary and (ii) operating lease obligations of the Borrower or any such Subsidiary assumed by a third party in connection with a store closure or conversion, in each case consistent with past practice;

(f) Indebtedness and Guarantee Obligations outstanding on the date hereof and listed on Schedule 8.2(f) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(g) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(h) in an aggregate principal amount not to exceed $3,300,000 at any one time outstanding;

(h) Indebtedness of the Borrower in respect of the Series Z Preferred and any Replacement Equity consisting of preferred stock of the Borrower;

(i) Hedge Agreements permitted under Section 8.12;

(j) until the Initial Borrowing Date, (i) Indebtedness of the Borrower in respect of the Existing Credit Facility and the Senior Notes and (ii) Guarantee Obligations of any Subsidiary in respect of such Indebtedness;

(k) Indebtedness resulting from (A) surety and appeal bonds incurred in the ordinary course of business and (B) the honoring of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business so long as, in the case of this clause (B), such Indebtedness is repaid within three Business Days;

(l) Indebtedness in respect of the “Advance” or similar advances (including advances made subsequent to the Closing Date) under the Coke Beverage Marketing Agreement (as in effect on the date hereof) and up to $1,100,000 in additional outstanding advances under the Coke Beverage Marketing Agreement; and

(m) additional Indebtedness of the Borrower or any of its Subsidiaries (not otherwise permitted under this Section 8.2) in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,500,000 at any one time outstanding.

8.3.          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested or disputed in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) Liens on the Collateral securing Indebtedness of Borrower and its Subsidiaries permitted by Section 8.2(b);

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;

(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, replevin bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business utilizing the property subject to such encumbrances and restrictions;

(g) Liens in existence on the date hereof listed on Schedule 8.3(g), securing Indebtedness permitted by Section 8.2(f), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than accrual of interest, fees and costs in accordance with the terms thereof);

(h) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(g) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased (other than accrual of interest, fees and costs in accordance with the terms thereof);

(i) judgment Liens in respect of judgments not constituting Events of Default under Section 9(h) so long as (A) such judgment Liens are released within 90 days after the entry thereof or (B) the aggregate amount covered by all such judgment Liens does not exceed $2,750,000 at any time;

(j) Liens created pursuant to the Security Documents;

(k) any interest or title of a lessor or any lessor’s lender under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(l) Liens not otherwise permitted by this Section so long as (i) the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1,100,000 at any time and (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets encumbered thereby does not exceed (as to the Borrower and all Subsidiaries) $1,650,000 at any one time;

(m) Liens existing on fixed or capital assets at the time of the acquisition thereof by the Borrower or any Subsidiary, provided, that (x) neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets thereto exceeds (as to the Borrower and all Subsidiaries) $1,100,000 at any one time, (y) such Liens were not created in connection with or in contemplation of such acquisition and (z) such Liens do not cover any additional property and the obligations secured thereby are not increased;

(n) Liens resulting from the granting of licenses in the ordinary course of business to any Person to use any Intellectual Property; and

(o) until the Initial Borrowing Date, Liens securing Indebtedness of the Borrower or any of the Subsidiary Guarantors in respect of the Existing Credit Facility, the Senior Notes and any Guarantee Obligations of any Subsidiary in respect of such Indebtedness.

8.4.          Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(k), with or into any Foreign Subsidiary;

(b) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, to the extent permitted by Section 8.8(k), any Foreign Subsidiary and (ii) following the Disposition of all of its assets in accordance with clause (i) above, such Subsidiary may liquidate, wind up or dissolve;

(c) any Subsidiary may merge with another Person to effect a transaction permitted under Sections 8.8(k) and (l); and

(d) transactions permitted under Section 8.5 shall be permitted.

8.5.          Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition (including abandonment of Intellectual Property) of obsolete or worn out property or of property no longer useful or used in the Borrower’s or any of the Subsidiaries’ business, in each case, in the ordinary course of business, whether now owned or hereafter acquired;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof;

(f) the Disposition of the Capital Stock or the assets of Manhattan Bagels Company, Inc., provided that, (i) the consideration received in any such Disposition shall be in an amount at least equal to the fair market value of such Property and (ii) at least 50% of the consideration received in any such Disposition shall be in cash;

(g) the Disposition of assets of the New World Coffee business and the Capital Stock or assets of Chesapeake Bagel Franchise Corp.;

(h) subleases, licenses, franchises and dispositions or cancellations of leases, licenses or franchise agreements in the ordinary course of business; and

(i) the Disposition of other property for consideration not to exceed $5,500,000 in the aggregate for any calendar year of the Borrower.

8.6.          Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock, or options, warrants or other rights to purchase common stock, of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; and

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers, consultants or employees of any Group Member upon the death, disability or termination of employment of such officer, consultant or employee, provided, that the aggregate amount of payments hereunder after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $1,100,000.

8.7.          Capital Expenditures.  Make or commit to make any Capital Expenditures, other than Capital Expenditures indicated in any fiscal year below, in an aggregate amount not to exceed the corresponding amount indicated below:

Fiscal Year	Capital Expenditures
2006	$22,000,000
2007	$22,000,000
2008	$27,500,000
2009	$22,000,000
2010	$22,000,000
2011	$22,000,000

8.8.          Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to officers, directors, consultants, employees of any Group Member of the Borrower in the ordinary course of business (including for indemnification, travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $550,000 at any one time outstanding;

(e) Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by Section 8.5(e);

(f) intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or (ii) any Foreign Subsidiary in any Foreign Subsidiary;

(g) Investments resulting from payments required under Hedge Agreements permitted under Section 8.12;

(h) Investments resulting from non-cash consideration received in connection with Asset Sales so long as the aggregate outstanding amount of such Investments does not exceed $8,250,000 at any time;

(i) Capital Expenditures permitted under Section 8.7;

(j) (i) loans to franchisees and area developers in an amount not to exceed $275,000 in any fiscal year and (ii) existing loans to franchisees not to exceed $275,000 in the aggregate;

(k) in addition to Investments otherwise expressly permitted by this Section, Investments (including Acquisitions) by the Borrower or any of its Subsidiaries in an aggregate amount outstanding (valued at cost) not to exceed at any one time the sum of (i) $1,100,000 plus (ii) the product of (x) $1,100,000 and (y) the number of calendar years ended after the Closing Date minus (iii) the outstanding amount of any Investments made in reliance on Section 8.8(l)(iv)(y);

(l) Acquisitions, provided that (i) no Default or Event of Default shall have then occurred and be continuing or would result therefrom, (ii) such Acquisition is initiated and completed on a “friendly” basis, (iii) if such Acquisition is a Material Acquisition, after giving effect thereto on a pro forma basis as if such Acquisition were completed on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered, the Borrower would have been in compliance with Sections 8.1(a) and 8.1(b) (assuming the required ratio was 0.25 to 1.00 lower than the then applicable ratio), (iv) the consideration for any such Acquisition shall consist exclusively of a combination of (x) common stock of the Borrower and (y) other consideration in connection with such Acquisition in an aggregate amount outstanding (valued at cost) not to exceed at any one time the sum of (I) $1,100,000 plus (II) the product of (A) $1,100,000 and (B) the number of calendar years ended after the Closing Date minus (III) the outstanding amount of any Investments made in reliance on Section 8.8(k) and (v) the Borrower shall have delivered a certificate of a Responsible Officer certifying compliance with the foregoing conditions (and attaching reasonably detailed calculations) at least five Business Days prior to the consummation thereof; and

(m) deposits permitted by Section 8.3(e).

8.9.          Certain Payments and Modifications of Certain Debt Instruments.
(a)  Make or offer to make any optional or voluntary payment, optional or voluntary prepayment, optional or voluntary repurchase or optional or voluntary redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to (i) the Series Z Preferred or any Replacement Equity (other than with the Net Cash Proceeds of any Replacement Equity), (ii) the Subordinated Loans or any Permitted Refinancing Indebtedness incurred pursuant to Section 8.2(c) (in each case, other than with the Net Cash Proceeds of (x) any Capital Stock issued to any Group Member or the Permitted Investors, (y) so long as (A) the Consolidated Leverage Ratio at such time and after giving effect thereto is equal to or less than 3.25 to 1.00 and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom, any issuance of common stock of the Borrower, or (z) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Permitted Refinancing Indebtedness), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of (i) the Series Z Preferred or any Replacement Equity consisting of preferred stock (other than any such amendment, modification, waiver or other change that (A) would extend or eliminate the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (B) does not involve the payment of a consent fee other than any consent fees paid in connection with the extension of the scheduled redemption date in an aggregate amount not exceeding $250,000) or (ii) the Subordinated Loan Agreement (other than any such amendment, modification, waiver or other change that (A) would extend or eliminate the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (B) does not involve the payment of a consent fee), (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents or the First Lien Loan Documents (as defined in the Intercreditor Agreement) or any Permitted Refinancing Indebtedness in respect thereof) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Subordination Agreement or (d) make any payment in respect of any Indebtedness under the Coke Beverage Marketing Agreement or any other Indebtedness of the type described in clause (k) of the definition thereof, to the extent that, after giving effect thereto, the Available Revolving Commitment (as defined in the First Lien Credit Agreement) would be less than $2,200,000.

8.10.        Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise not prohibited under this Agreement and (b)  upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; it being understood that the Subordinated Loan Agreement and the Subordination Agreement shall be permitted and the Subordinated Loans may be repaid in accordance with the terms thereof to the extent permitted hereunder.

8.11.        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

8.12.        Hedge Agreements.  Enter into any Hedge Agreement, except Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates from floating to fixed rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13.        Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 (subject to Section 1.2(f)) or change the Borrower’s method of determining fiscal quarters; provided, that, with the prior written consent of the Administrative Agent and the Lead Arranger (such consent not to be unreasonably withheld), the Borrower may change its fiscal year, provided, that, in connection with such change, no fiscal year may include more than five fiscal quarters without the prior written consent of the Administrative Agent and the Lead Arranger and the amounts permitted under Section 8.7 shall be pro rata with respect to any fiscal year which does not consist of four fiscal quarters.

8.14.        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents, (b) the First Lien Credit Agreement and the Subordinated Loan Agreement and any provisions in any Permitted Refinancing Indebtedness so long as such provisions are no more restrictive than the provisions in the First Lien Credit Agreement or the Subordinated Loan Agreement, as applicable, (c) any agreements governing any utility bonds, industrial revenue or development bonds, purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) until the Initial Borrowing Date, the Existing Credit Facility and the Senior Notes, (e) restrictions on assets subject to agreements for permitted Dispositions under Section 8.5 (such restrictions to be limited to the assets subject to such Dispositions) and (f) restrictions in lease agreements restricting the Group Members from assigning or pledging their rights under such lease agreements.

8.15.        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) the First Lien Credit Agreement and the Subordinated Loan Agreement and any provisions in any Permitted Refinancing Indebtedness so long as such provisions are no more restrictive than the provisions in the First Lien Credit Agreement or the Subordinated Loan Agreement, as applicable, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iv) until the Initial Borrowing Date, the Existing Credit Facility and the Senior Notes.

8.16.        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

8.17.        Inactive Subsidiaries.  With respect to Inactive Subsidiaries, (a) engage in an active business or (b) except as disclosed on Part B of Schedule 5.22, own any property or assets or incur, directly or indirectly, liabilities or obligations in excess of $100,000 in the aggregate.

SECTION 9.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on or as of the date made or deemed made; or

(c) (i)  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.5(b), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5(a) and 5.7(b) of either Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (other than an Inactive Subsidiary) (i) defaults in making any payment of any principal of any Indebtedness (including the First Lien Loans, the Subordinated Loans and any Guarantee Obligation, but excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement (including the First Lien Credit Agreement and the Subordinated Loan Agreement) evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,750,000; or

(f) (i) any Group Member (other than an Inactive Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Inactive Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Inactive Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Inactive Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Inactive Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i)  any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the

Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,750,000 or more, which such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) (A) the Permitted Investors shall cease to own of record and beneficially at least a majority of the outstanding common stock of the Borrower and (B) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain right (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 25% of the outstanding common stock of the Borrower; (ii) the Permitted Investors shall cease to own of record and beneficially at least 40% of the outstanding amount of common stock of the Borrower; (iii) Continuing Directors shall cease to constitute a majority of the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iv) a Specified Change of Control shall occur; or

(l) the Subordinated Loans or the guarantees thereof shall cease, for any reason (other than as a result of any amendment or waiver pursuant to Section 11.1 or any amendment or waiver pursuant to Section 20 of the Subordination Agreement), to be validly subordinated to the Obligations under the Loan Documents as provided in the Subordination Agreement, or any Loan Party, any Affiliate of any Loan Party or any holder of Subordinated Loans shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Term Loan Commitments shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the following action may be taken:  with the consent of the Required Lenders, the Administrative Agent may,

or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10.   THE AGENTS

10.1.        Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2.        Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3.        Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.        Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.        Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.        Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9.        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative

Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.      Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11.      The Lead Arranger.  The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents..

SECTION 11.   MISCELLANEOUS

11.1.        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof without the written consent of each Lender affected thereby;

(ii)           release all or substantially all of the Collateral under the Security Documents or release all or substantially all of the Subsidiary Guarantors from their obligations, in each case without the written consent of all the Lenders;

(iii)          eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iv)          reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders;

(v)           subject to the following two paragraphs of this Section 11.1, amend, modify or waive any provision of Section 4.8 without the written consent of the Required Lenders, provided, that any amendment, modification or waiver of Section 4.8 which changes the pro rata provision therein shall require the written consent of each Lender adversely affected thereby;

(vi)          reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Term Loans under this Agreement without the written consent of the Required Lenders;

(vii)         amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; and

(viii)        amend, modify or waive Section 6.5 of the Guarantee and Collateral Agreement so as to alter the ratable treatment of the Second Lien Obligations with respect to the Loan Documents, the Specified Hedge Agreements and the Specified Cash Management Agreements, in a manner adverse to any Second Lien Qualified Counterparty with Second Lien Obligations then outstanding without the written consent of any such Second Lien Qualified Counterparty.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Term Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Term Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

11.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	New World Restaurant Group, Inc. 1687 Cole Boulevard Golden, CO 80401
	Attention:	Richard P. Dutkiewicz, Chief Financial Officer
	Telecopy:	(303) 568-8402
Telephone: (303) 568-8004

The Administrative Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, New York 10179
	Attention:	Bram Smith
	Telecopy:	(917) 849-1542
Telephone: (212) 272-3669

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

11.5.        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to each Agent and filing and recording fees and expenses, with statements with respect to the foregoing initially expected (assuming the Closing Date occurs) to be submitted to the Borrower prior to the Initial Borrowing Date (in the case of amounts to be paid on the Initial Borrowing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 11.5 shall be payable not later than ten days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Chief Financial Officer (Telephone No. (303) 568-8004) (Telecopy No. (303) 568-8402), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Term Loans and all other amounts payable hereunder.

11.6.        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it) with the prior written consent (any such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9(a) or (f) has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent or the Lead Arranger (or

their affiliates), provided that any such assignment of a Term Loan Commitment pursuant to this clause (y) shall require the consent of the Borrower (such consent not to be unreasonably withheld) unless such assignment is made in connection with the primary syndication of the Facilities to a Person disclosed to the Borrower prior to the Closing Date or (z) any assignment of Term Loans; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans.

(ii)           Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or Term Loans under any Facility, the amount of the Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and, after giving effect thereto, the assigning Lender (if it shall retain any Terms Loans) shall have Term Loan Commitments and Term Loans aggregating at least $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and, subject to Section 4.13, the assigning Lender or the assignee Lender shall pay a processing and recordation fee of $3,500 (except for the Administrative Agent, the Lead Arranger and any of their Affiliates and the Borrower and except for assignments by a Lender to any of its Affiliates or Approved Funds);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment by a Lender to a CLO related to such Lender (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the

Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14(b) as though it were a Lender, provided such Participant shall be subject to Section 10.14(b) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Sections 4.10(d) and 4.10(e).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7.        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it under the Loan Documents, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations under the Loan Documents owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations under the Loan Documents owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Section 9(a) hereof, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.      Integration; Intercreditor and Subordination Agreements.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  Each Lender hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement and Subordination Agreement on its behalf and hereby approves and agrees to be bound by the terms of the Intercreditor Agreement and the Subordination Agreement.  Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

11.11.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.      Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the City or County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in

Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13.      Acknowledgments.  The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.      Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Term Loans and the other Second Lien Obligations under the Loan Documents (other than Second Lien Obligations under or in respect of Specified Hedge Agreements or Specified Cash Management Agreements and unasserted contingent indemnification obligations) shall have been paid in full and the Term Loan Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, provided that, the Administrative Agent agrees upon such termination to promptly deliver to the Borrower UCC-3 termination statements, discharges of existing Mortgages, and other release and termination documents as are reasonably requested by the Borrower to discharge the Liens as a matter of public record.

11.15.      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and such Agent or such Lender, as the case may be, shall be responsible for the compliance of such person with this Section), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of prohibited disclosure by the Agents or the Lenders), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.  Each Agent and each Lender agrees that in the event such Agent or such Lender is requested or required to disclose such information pursuant to clauses (d), (e) or (f) above, such Agent or such Lender, as the case may be, shall, to the extent practicable, provide the Borrower with notice of any such request or requirement.

11.16.      Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by the Borrower under the Loan Documents or the transfer to the Lenders of any property should for any reason subsequently be declared to be void or voidable under any sate or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lenders are required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of their respective counsel, then, as to any Voidable Transfer, or the amount thereof that the Lenders are required or elect to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the lenders related thereto, the liability of the Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

11.17.      WAIVERS OF JURY TRIAL.  THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18.      Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW WORLD RESTAURANT GROUP, INC.

By:	/s/ Paul J.B. Murphy, III
	Name:	Paul J.B. Murphy, III
	Title:	President and Chief Executive Officer

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

By:	/s/ Bram Smith
	Name:	Bram Smith
	Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:	/s/ Bram Smith
	Name:	Bram Smith
	Title:	Vice President

[Signature Page to Second Lien Credit Agreement]